Exhibit 99.1
FOR IMMEDIATE RELEASE

May 3, 2010 For more information contact:
Scott Estes — (419) 247-2800 Mike Crabtree — (419) 247-2800
Health Care REIT, Inc.
Reports First Quarter 2010 Results
Toledo, Ohio, May 3, 2010 Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the company’s first quarter ended March 31, 2010.
“We are off to a strong start to 2010,” commented George L. Chapman, chief executive officer of Health Care REIT, Inc. “We completed $700 million of gross investments year-to-date, including a joint venture investment in one of the country’s leading life science campuses in Cambridge, Massachusetts and an acquisition of a medical office building portfolio in Wisconsin master leased to investment grade-rated Aurora Health Care, Inc. As a result, we have increased the high-end of our 2010 acquisition guidance by $200 million. In addition, during the quarter we commenced the development of two MOB projects affiliated with leading health systems, completed the construction of six existing development projects, and stabilized eight properties. On the capital raising front, we recently completed two debt offerings at attractive rates, which extended the duration of our debt while providing additional capacity for new investments.”
Recent Highlights.
•	Completed 1Q10 gross new investments totaling $585 million

•	Announced second quarter investments to-date of $113 million

•	Increased 2010 net investment guidance to a range of $700 million to $1.1 billion from $700 million to $900 million

•	Delivered $164 million of development projects during 1Q10 and reduced unfunded commitments to under $200 million at quarter-end

•	Received $40 million in proceeds on property sales and loan payoffs, generating $7 million of gains during 1Q10

•	Issued $342 million of 3.00% convertible senior notes due 2029 and repurchased $302 million of 4.75% convertible senior notes due 2026 and 2027

•	Issued $300 million of 6.125% senior unsecured notes due 2020 priced to yield 6.22%, generating $295 million of net proceeds
Key Performance Indicators.

	1Q10	1Q09	Change
Net income attributable to common stockholders (NICS) per diluted share	$0.21	$0.56	-63%
Normalized FFO per diluted share	$0.75	$0.81	-7%
Normalized FAD per diluted share	$0.70	$0.76	-8%
Dividends per common share	$0.68	$0.68	0%
Normalized FFO Payout Ratio	91%	84%
Normalized FAD Payout Ratio	97%	89%

1Q10 Earnings Release	May 3, 2010
1Q10 Earnings. The following table summarizes certain items impacting NICS, FFO and FAD:

	NICS			FFO			FAD
	1Q10	1Q09	Change	1Q10	1Q09	Change	1Q10	1Q09	Change
Per diluted share	$0.21	$0.56	-63%	$0.51	$0.79	-35%	$0.47	$0.81	-42%
Includes impact of:
Gain on sales of real property (1)	$0.05	$0.16
Other items, net (2)	($0.24)	($0.02)		($0.24)	($0.02)		($0.24)	($0.02)
Prepaid/straight-line rent cash receipts (3)							$0.01	$0.07
Per diluted share — normalized (a)				$0.75	$0.81	-7%	$0.70	$0.76	-8%

(a)	Amounts may not sum due to rounding
(1)	$6,718,000 and $17,036,000 of gains in 1Q10 and 1Q09, respectively.

(2)	See Exhibit 1.

(3)	$1,738,000 and $7,889,000 of receipts in 1Q10 and 1Q09, respectively.
First Quarter 2010 Normalizing Items. The following is a summary of certain items that impacted first quarter 2010 earnings.
•	$18.0 million of debt extinguishment charges ($0.15 per diluted share) were recognized in connection with the convertible senior notes repurchase.

•	$7.7 million of transaction costs ($0.06 per diluted share) were recognized including a $5.0 million fee in connection with the termination of a lease associated with the transfer of an entrance fee asset to a new operator and $2.7 million in costs associated with the Aurora medical office building portfolio acquisition.

•	$2.9 million of stock-based compensation expenses ($0.02 per diluted share) were recognized in connection with the vesting of a performance-based stock grant.

•	$0.7 million of property operating expenses ($0.01 per diluted share) were incurred in connection with a hospital classified as held for sale.
Dividends for First Quarter 2010. As previously announced, the Board of Directors declared a cash dividend for the quarter ended March 31, 2010 of $0.68 per share, as compared to $0.68 per share for the same period in 2009. The cash dividend will be paid on May 20, 2010 and will be the company’s 156th consecutive quarterly dividend payment.
Investments Subsequent to Quarter End.
•	In April, the company completed the previously announced acquisition of a portfolio of five assisted living buildings located in Nebraska and Iowa totaling 295 units. The company’s $49 million investment will include the assumption of $10 million in secured debt at an average rate of 6.14%. These assets are leased to Capital Senior Living Corporation (NYSE:CSU) with an initial term of 15 years and an initial yield of 8.25%. The company also completed a second portfolio acquisition with Capital Senior Living for $36 million in April with the same lease terms. The portfolio consists of three senior housing facilities located in Indiana totaling 300 units.

•	The company anticipates that the acquisition of the seventh building in the previously announced joint venture with Forest City Enterprises will close in May 2010. The company’s investment in this building will be $28 million (49% of $58 million) which will bring the total investment in the joint venture to $327 million (49% of $668 million).
Outlook for 2010. The company is increasing its investment guidance for 2010. It now expects to complete acquisitions and joint venture investments of $700 million to $1 billion, up from $700 to $800 million. The company continues to expect funded new development of $300 to $400 million and dispositions of $300 million, resulting in net new investments of $700 million to $1.1 billion. In addition, the company currently expects to raise $80 million of secured debt through HUD at approximately 5% late in the second quarter of 2010.
The company is revising its 2010 normalized FFO and FAD guidance primarily as a result of issuing $300 million of senior unsecured notes in April. Normalized FFO has been revised to a range of $3.10 to $3.20 per diluted

1Q10 Earnings Release	May 3, 2010
share from $3.10 to $3.25 per diluted share. Normalized FAD has been revised to a range of $2.87 to $2.97 per diluted share from $2.87 to $3.02 per diluted share.
Net income attributable to common stockholders has been reduced to a range of $1.36 to $1.46 per diluted share from $1.43 to $1.58 per diluted share. The decrease in net income guidance is primarily due to the April 2010 debt offering, $18.0 million of debt extinguishment losses and $7.7 million of transaction costs offset by $6.7 million of gains on sales of real property and lower expected depreciation and amortization.
The company’s guidance excludes any additional capital transactions, impairments, unanticipated additions to the loan loss reserve or other additional one-time items, including any additional cash payments other than normal monthly rental payments. Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.
Conference Call Information. The company has scheduled a conference call on Tuesday, May 4, 2010 at 10:00 a.m. Eastern Time to discuss its first quarter 2010 results, industry trends, portfolio performance and outlook for 2010. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 18, 2010. To access the rebroadcast, dial 800-642-1687 or 706-645-9291 (international). The conference ID number is 67772666. To participate in the webcast, log on to www.hcreit.com or www.earnings.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites. This earnings release is posted on the company’s website under the heading News & Events.
Supplemental Reporting Measures. The company believes that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, the company considers funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of its operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1. FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions at medical office buildings. Normalized FAD represents FAD excluding prepaid/straight-line rent cash receipts and adjusted for certain items detailed in Exhibit 1. The company believes that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies. The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by the

1Q10 Earnings Release	May 3, 2010
company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of the supplemental reporting measures.
About Health Care REIT. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of March 31, 2010, the company’s broadly diversified portfolio consisted of 608 properties in 39 states. More information is available on the company’s website at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possible expansion of the company’s portfolio; the sale of properties; the performance of its operators/tenants and properties; its occupancy rates; its ability to acquire, develop and/or manage properties; its ability to enter into agreements with viable new tenants for vacant space or for properties that the company takes back from financially troubled tenants, if any; its ability to make distributions to stockholders; its policies and plans regarding investments, financings and other matters; its tax status as a real estate investment trust; its ability to appropriately balance the use of debt and equity; its ability to access capital markets or other sources of funds; its critical accounting policies; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, senior housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting the company’s properties; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting the company’s properties; changes in rules or practices governing the company’s financial reporting; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

1Q10 Earnings Release	May 3, 2010
HEALTH CARE REIT, INC.
Financial Exhibits
CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands)

	March 31,
	2010	2009
Assets
Real estate investments:
Real property owned:
Land and land improvements	$551,594	$504,145
Buildings and improvements	5,512,467	4,652,920
Acquired lease intangibles	147,957	133,457
Real property held for sale, net of accumulated depreciation	27,607	35,520
Construction in progress	374,849	763,982

	6,614,474	6,090,024
Less accumulated depreciation and intangible amortization	(718,671)	(627,898)

Net real property owned	5,895,803	5,462,126
Real estate loans receivable:
Loans receivable	444,457	480,719
Less allowance for losses on loans receivable	(5,025)	(7,640)

Net real estate loans receivable	439,432	473,079

Net real estate investments	6,335,235	5,935,205

Other assets:
Equity investments	166,654	836
Deferred loan expenses	25,405	25,097
Cash and cash equivalents	36,558	19,180
Restricted cash	17,692	16,358
Receivables and other assets	192,834	168,318

	439,143	229,789

Total assets	$6,774,378	$6,164,994

Liabilities and equity
Liabilities:
Borrowings under unsecured lines of credit arrangements	$425,000	$335,000
Senior unsecured notes	1,677,518	1,810,537
Secured debt	725,969	444,336
Accrued expenses and other liabilities	185,975	124,514

Total liabilities	3,014,462	2,714,387

Equity:
Preferred stock	287,974	288,728
Common stock	123,979	110,945
Capital in excess of par value	3,916,837	3,428,472
Treasury stock	(11,303)	(7,577)
Cumulative net income	1,578,990	1,421,043
Cumulative dividends	(2,147,690)	(1,805,329)
Accumulated other comprehensive income	(4,092)	(1,348)
Other equity	5,539	5,187

Total Health Care REIT, Inc. stockholders’ equity	3,750,234	3,440,121
Noncontrolling interests	9,682	10,486

Total equity	3,759,916	3,450,607

Total liabilities and equity	$6,774,378	$6,164,994

1Q10 Earnings Release	May 3, 2010
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Rental income	$142,715	$127,409
Interest income	9,048	9,953
Other income	996	1,484

Gross revenues	152,759	138,846

Expenses:
Interest expense	29,791	26,679
Property operating expenses	12,513	11,049
Depreciation and amortization	43,387	38,198
General and administrative expenses	16,821	17,361
Transaction costs	7,714	0
Loss (gain) on extinguishment of debt	18,038	(1,678)
Provision for loan losses	0	140

Total expenses	128,264	91,749

Income from continuing operations before income taxes and income from unconsolidated joint ventures	24,495	47,097

Income tax (expense) benefit	(84)	(50)
Income (loss) from unconsolidated joint ventures	768	0

Income from continuing operations	25,179	47,047

Discontinued operations:
Gain (loss) on sales of properties	6,718	17,036
Income (loss) from discontinued operations, net	(203)	2,562

	6,515	19,598

Net income	31,694	66,645
Less: Preferred dividends	5,509	5,524
Net income (loss) attributable to noncontrolling interests	373	2

Net income attributable to common stockholders	$25,812	$61,119

Average number of common shares outstanding:
Basic	123,270	108,214
Diluted	123,790	108,624

Net income attributable to common stockholders per share:
Basic	$0.21	$0.56
Diluted	0.21	0.56

Common dividends per share	$0.68	$0.68

1Q10 Earnings Release	May 3, 2010
Exhibit 1
Normalizing Items (1)
(Amounts in 000’s except per share data)

	Three Months Ended
	March 31,
	2010	2009
Transaction costs	$7,714	$0
Non-recurring G&A expenses (2)	2,853	3,909
Loss (gain) on extinguishment of debt	18,038	(1,678)
Provision for loan losses	0	140
Held for sale hospital operating expenses	728	0

Total	$29,333	$2,371

Average diluted shares outstanding	123,790	108,624
Net amount per diluted share	$0.24	$0.02

Notes:	(1)	Please see discussion of normalizing items in body of earnings release.

	(2)	Represents expenses recognized in connection with a performance-based stock award in 2010 and the departure of Raymond Braun in 2009.

1Q10 Earnings Release	May 3, 2010
Exhibit 2
Funds From Operations Reconciliation
(Amounts in 000’s except per share data)

	Three Months Ended
	March 31,
	2010	2009
Net income attributable to common stockholders	$25,812	$61,119
Depreciation and amortization (1)	43,581	41,326
Loss (gain) on sales of properties	(6,718)	(17,036)
Noncontrolling interests (2)	(363)	(87)
Unconsolidated joint ventures (3)	775	0

Funds from operations	63,087	85,322
Normalizing items, net (4)	29,333	2,371

Funds from operations — normalized	$92,420	$87,693

Average common shares outstanding:
Basic	123,270	108,214
Diluted	123,790	108,624

Per share data:
Net income attributable to common stockholders
Basic	$0.21	$0.56
Diluted	0.21	0.56

Funds from operations
Basic	$0.51	$0.79
Diluted	0.51	0.79

Funds from operations — normalized
Basic	$0.75	$0.81
Diluted	0.75	0.81

FFO Payout Ratio
Dividends per common share	$0.68	$0.68
FFO per diluted share	$0.51	$0.79

FFO payout ratio	133%	86%

FFO Payout Ratio — Normalized
Dividends per share	$0.68	$0.68
FFO per diluted share — normalized	$0.75	$0.81

FFO payout ratio — normalized	91%	84%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.

(2) Represents noncontrolling interests’ share of depreciation and amortization.

(3) Represents HCN’s share of depreciation and amortization for unconsolidated joint ventures.

(4) See Exhibit 1.

1Q10 Earnings Release	May 3, 2010
Exhibit 3
Funds Available For Distribution Reconciliation
(Amounts in 000’s except per share data)

	Three Months Ended
	March 31,
	2010	2009
Net income attributable to common stockholders	$25,812	$61,119
Depreciation and amortization (1)	43,581	41,326
Loss (gain) on sales of properties	(6,718)	(17,036)
Noncontrolling interests (2)	(340)	(106)
Unconsolidated joint ventures (3)	299	0
Gross straight-line rental income	(4,453)	(5,030)
Prepaid/straight-line rent receipts	1,738	7,889
Amortization related to above/(below) market leases, net	(487)	(356)
Non-cash interest expense	2,841	2,772
Cap-ex, tenant improvements, lease commissions	(3,771)	(2,425)

Funds available for distribution	58,502	88,153
Normalizing items, net (4)	29,333	2,371
Prepaid/straight-line rent receipts	(1,738)	(7,889)

Funds available for distribution — normalized	$86,097	$82,635

Average common shares outstanding:
Basic	123,270	108,214
Diluted	123,790	108,624

Per share data:
Net income attributable to common stockholders
Basic	$0.21	$0.56
Diluted	0.21	0.56

Funds available for distribution
Basic	$0.47	$0.81
Diluted	0.47	0.81

Funds available for distribution — normalized
Basic	$0.70	$0.76
Diluted	0.70	0.76

FAD Payout Ratio
Dividends per common share	$0.68	$0.68
FAD per diluted share	$0.47	$0.81

FAD payout ratio	145%	84%

FAD Payout Ratio — Normalized
Dividends per common share	$0.68	$0.68
FAD per diluted share — normalized	$0.70	$0.76

FAD payout ratio — normalized	97%	89%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.

(2) Represents noncontrolling interests’ share of net FAD adjustments.

(3) Represents HCN’s share of net FAD adjustments for unconsolidated joint ventures.

(4) See Exhibit 1.

1Q10 Earnings Release	May 3, 2010
Exhibit 4
Outlook Reconciliations
(Amounts in 000’s except per share data)

	Prior Outlook		Current Outlook
	Year Ended		Year Ended
	December 31, 2010		December 31, 2010
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$178,420	$197,170	$170,340	$182,840
Loss (gain) on sales of properties	0	0	(6,718)	(6,718)
Depreciation and amortization (1)	206,500	206,500	188,000	188,000
Noncontrolling interests (2)	0	0	(1,455)	(1,455)
Unconsolidated joint ventures (3)	0	0	8,000	8,000

Funds from operations	384,920	403,670	358,167	370,667
Normalizing items, net (4)	2,580	2,580	29,333	29,333

Funds from operations — normalized	$387,500	$406,250	$387,500	$400,000

Per share data (diluted):
Net income attributable to common stockholders	$1.43	$1.58	$1.36	$1.46
Funds from operations	3.08	3.23	2.87	2.97
Funds from operations — normalized	3.10	3.25	3.10	3.20

FAD Reconciliation:
Net income attributable to common stockholders	$178,420	$197,170	$170,340	$182,840
Loss (gain) on sales of properties	0	0	(6,718)	(6,718)
Depreciation and amortization (1)	206,500	206,500	188,000	188,000
Gross straight-line rental income	(18,000)	(18,000)	(16,500)	(16,500)
Prepaid/straight-line rent receipts	0	0	1,738	1,738
Amortization related to above/(below) market leases, net	(6,500)	(6,500)	(3,600)	(3,600)
Non-cash interest expense	13,000	13,000	13,500	13,500
Cap-ex, tenant improvements, lease commissions	(17,000)	(17,000)	(17,000)	(17,000)
Noncontrolling interests (2)	0	0	(1,365)	(1,365)
Unconsolidated joint ventures (3)	0	0	3,055	3,055

Funds available for distribution	356,420	375,170	331,450	343,950
Normalizing items, net (4)	2,580	2,580	29,333	29,333
Prepaid/straight-line rent receipts	0	0	(1,738)	(1,738)

Funds available for distribution — normalized	$359,000	$377,750	$359,045	$371,545

Per share data (diluted):
Net income attributable to common stockholders	$1.43	$1.58	$1.36	$1.46
Funds available for distribution	2.85	3.00	2.65	2.75
Funds available for distribution — normalized	2.87	3.02	2.87	2.97

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.

(2) Represents noncontrolling interests’ share of FFO/FAD adjustments.

(3) Represents HCN’s share of FFO/FAD adjustments for unconsolidated joint ventures.

(4) See Exhibit 1.